As filed with the Securities and Exchange Commission on September 1, 2021

Registration No. 333-231763

Registration No. 333-167784

Registration No. 333-145744

Registration No. 333-130065

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-231763

FORM S-8 REGISTRATION STATEMENT NO. 333-167784

FORM S-8 REGISTRATION STATEMENT NO. 333-145744

FORM S-8 REGISTRATION STATEMENT NO. 333-130065

UNDER

THE SECURITIES ACT OF 1933

CORE-MARK HOLDING COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	20-1489747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1500 Solana Blvd., Suite 3400 Westlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

CORE-MARK HOLDING COMPANY, INC. 2007 LONG-TERM INCENTIVE PLAN

CORE-MARK HOLDING COMPANY, INC. 2010 LONG-TERM INCENTIVE PLAN, AS AMENDED

CORE-MARK HOLDING COMPANY, INC. 2019 LONG-TERM INCENTIVE PLAN

(Full titles of the plans)

A. Brent King

Senior Vice President, General Counsel and Secretary

Core-Mark Holding Company, LLC

c/o Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

Telephone Number: (804) 484-7700

(Name, address and telephone number of agent for service)

Copies to:

Jeremy London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

(202) 371-7535

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

Core-Mark Holding Company, LLC, a Delaware limited liability company (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statement on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-130065, filed on December 1, 2005;

•	Registration Statement No. 333-145744, filed on August 28, 2007;

•	Registration Statement No. 333-167784, filed on June 25, 2010; and

•	Registration Statement No. 333-231763, filed on May 24, 2019;

On September 1, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2021, by and among the Registrant, Performance Food Group Company, a Delaware corporation (“PFG”), Longhorn Merger Sub I, Inc., a Delaware corporation, and Longhorn Merger Sub II, LLC, a Delaware limited liability company, the Registrant was acquired by PFG (the “Transaction”). As a result of the Transaction, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, Virginia, on September 1, 2021.

Core-Mark Holding Company, LLC

By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.